UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 11, 2015
REVANCE THERAPEUTICS, INC.
(Exact name of registrant as specified in its charter)

DELAWARE	001-36297	75-0551645
(State of incorporation)	(Commission File No.)	(IRS Employer Identification No.)
Revance Therapeutics, Inc.
7555 Gateway Boulevard
Newark, California 94560
(Address of principal executive offices and zip code)
Registrant’s telephone number, including area code: (510)742-3400
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02 DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.
(c)
Amendment of the Inducement Plan
On December 11, 2015, the Board of Directors (the “Board”) of Revance Therapeutics, Inc. (the “Company”) approved an amendment (the “Amendment”) to the Company’s 2014 Inducement Plan (as amended, the “Plan”) to provide for the reservation of an additional 500,000 shares of the Company’s common stock to be used exclusively for the grant of awards to individuals not previously an employee or non-employee director of the Company (or following a bona fide period of non-employment with the Company), as an inducement material to the individual’s entry into employment with the Company within the meaning of Rule 5635(c)(4) of the NASDAQ Listing Rules (“Rule 5635(c)(4)”). The Plan was amended by the Board without stockholder approval pursuant to Rule 5635(c)(4).
The foregoing summary description of the Amendment is not complete and is qualified in its entirety by reference to the complete text of the Plan, a copy of which is filed herewith as Exhibit 99.1.
Appointment of Chief Operating Officer; Grant of Inducement Awards
On December 14, 2015, the Company announced that the Board has appointed Abhay Joshi, PhD, MBA as the Company’s Chief Operating Officer effective December 14, 2015. As Chief Operating Officer, Dr. Joshi will report directly to L. Daniel Browne, the Company’s President and Chief Executive Officer.
Dr. Abhay Joshi, age 53, brings over twenty years of global experience as a pharmaceutical and biotechnology executive. From March 2007 to December 2015, Dr. Joshi served as the President, Chief Executive Officer, and a Director of Alvine Pharmaceuticals, Inc., a pharmaceutical company developing therapeutic products for the treatment of autoimmune and inflammatory diseases, where he was responsible for overseeing all aspects of the company's business. Prior to Alvine Pharmaceuticals, he served as an Executive Vice President, Chief Technical Officer and member of the Executive Committee at CoTherix, Inc., which was acquired by Actelion Ltd in 2007. Prior to CoTherix, Dr. Joshi was the Vice President of Global Technical Operations, Specialty Pharmaceuticals at Allergan, Inc., where he was responsible for the company’s global biologics manufacturing operations for BOTOX® and its Latin America and Asia Pacific pharmaceutical operations, and held a series of senior management positions. Dr. Joshi currently serves on the board of directors of Genyous Biomed International. Dr. Joshi received his BTech in Chemical Engineering from the Indian Institute of Technology, New Delhi, an MSE and a Ph.D. in Chemical Engineering from the University of Michigan, Ann Arbor, and an MBA from the University of California, Irvine. Dr. Joshi holds an adjunct faculty appointment at the University of Southern California School of Pharmaceutical Sciences.
The Company has entered into an employment agreement with Dr. Joshi (the “Employment Agreement”), pursuant to which Dr. Joshi will receive: (a) a signing bonus of $200,000; (b) an annual salary of $440,000; (c) an annual target bonus of 45% of his annual base salary; and (d) a stock option to purchase 206,250 shares of the Company’s common stock and 34,375 shares of restricted common stock of the Company (collectively, the “Inducement Awards”) pursuant to the Plan. Dr. Joshi’s option will vest over a period of four years, with 25% vesting on December 14, 2016 and the balance vesting each month over the remaining three years, and Dr. Joshi’s restricted stock will also vest over a period of four years, with 25% vesting annually, each subject to his continued employment. Dr. Joshi will also be eligible for severance under the Company’s Executive Severance Benefit Plan, as amended.
The Compensation Committee of the Board (the "Compensation Committee") granted Dr. Joshi the Inducement Awards under the Plan effective as of December 14, 2015 as an inducement material to Dr. Joshi’s employment pursuant to Rule 5635(c)(4).
The foregoing summary description of Dr. Joshi’s employment terms is not complete and is qualified in its entirety by reference to the complete text of the Employment Agreement, a copy of which will be filed as an exhibit to the Company’s Annual Report on Form 10-K for the year ending December 31, 2015.

(e)
Appointment of Chief Business Officer; Grant of Equity Awards
The information in Item 5.02(c) of this Current Report on Form 8-K is incorporated by reference herein.
On December 14, 2015, the Company announced that the Board has appointed Lauren Silvernail as the Company’s new Chief Business Officer effective December 14, 2015. Ms. Silvernail will continue to serve as the Company’s Chief Financial Officer.
In connection with her appointment as the Company’s Chief Business Officer, the Compensation Committee approved to increase her annual base salary to $430,000, effective as of December 14, 2015, and her target bonus percentage for 2016 to 45% of her 2016 base salary. In addition, the Compensation Committee granted Ms. Silvernail a stock option to purchase 60,000 shares of the Company’s common stock and 10,000 shares of restricted common stock of the Company pursuant to the Company’s 2014 Equity Incentive Plan, each effective as of February 2, 2016, the date of a previously scheduled meeting of the Compensation Committee where executive compensation and corporate objectives for fiscal year 2016 are anticipated to be approved. Ms. Silvernail’s option will vest in equal monthly installments over a period of four years commencing on February 2, 2016, and Ms. Silvernail’s restricted stock will vest in equal annual installments over a period of three years commencing on March 15, 2016, each subject to her continued employment.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS.
(d) Exhibits.

Number	Description

99.1	Revance Therapeutics, Inc. Amended and Restated 2014 Inducement Plan

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 14, 2015	Revance Therapeutics, Inc.

	By:	/s/ Lauren P. Silvernail
Lauren P. Silvernail
Chief Financial Officer and Chief Business Officer

EXHIBIT INDEX

Number	Description

99.1	Revance Therapeutics, Inc. Amended and Restated 2014 Inducement Plan